AMENDMENT NO. 1 TO SECURITIES PURCHASE AGREEMENT

This Amendment Number 1 (the “Amendment”) to the Securities Purchase Agreement dated September 14, 2012 by and between Lone Star Gold, Inc. (the “Company”) and Fairhills Capital Offshore Ltd. (“Purchaser”), (the Agreement”) is effective September 14, 2012.

Section 2 of the Agreement is modified to read as follows:

Purchase and Sale of the Shares. Subject to the terms and conditions of this Agreement, on the applicable Closing Date (as defined below), the Company shall issue and sell to the Purchaser, and Purchaser shall purchase from the Company, 653,595 shares of Common Stock, $0.001 par value per share, of the Company at a purchase price of $50,000 (the “Shares”).

Section 8 of the Agreement is modified to read as follows:

Price Protection For Shares. In the event that the value of the Shares is less than $50,000 at the earlier of (a) the Effective Date or (b) such time as the Shares can be sold pursuant to Rule 144 (the “Triggering Date”), the Company shall issue additional shares of registered Common Stock, $0.001 par value per share of the Company, to the Purchaser (the “Additional Shares”) such that the total value of the Shares and the Additional Shares issued to the Purchaser by the Company, shall total $50,000. The Purchaser shall be deemed to have recertified the representations set forth in Section 5 upon the issuance of such Additional Shares.

All other terms and definitions of the Agreement remain in full force.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed on the date first written above.

COMPANY:

LONE STAR GOLD, INC.

By:	/s/Daniel M. Ferris
Name:	Daniel M. Ferris
Title:	President

PURCHASER:

FAIRHILLS CAPITAL OFFSHORE

By:	/s/Edward Bronson
Name:	Edward Bronson
Title:	CEO